Exhibit 99.1

OPNET Completes Acquisition of Altaworks Corporation

—Acquisition Enhances OPNET’s Product Portfolio for

End-to-end Application Performance Analysis—

BETHESDA, MD – October 6, 2004 – OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that it has completed the acquisition of the Nashua, New Hampshire-based Altaworks Corporation. As a result of the transaction, Altaworks becomes a wholly owned subsidiary of OPNET.

OPNET acquired all assets of the company, including two commercially available software products. The acquisition provides advanced correlation and analysis technologies to OPNET’s product portfolio for end-to-end application performance analysis. Under the terms of the merger agreement, the purchase price, together with certain assumed liabilities, totaled approximately $3.5 million; the purchase price was paid in cash from OPNET’s working capital.

According to statements made on September 14th, when plans of the acquisition were first announced, Alain Cohen, OPNET President & CTO, explained, “Every day, our customers rely on networked applications to operate their organizations effectively. Preventing and troubleshooting application performance problems are among the most challenging issues they face. We are excited about the potential for deeper and more proactive analysis that will result from the combination of OPNET’s and Altaworks’ unique technologies. The Altaworks technology will be integrated into our portfolio of solutions following OPNET’s usual open-systems approach, allowing users to leverage data from their preferred performance management solutions.”

“Stronger analysis of application and infrastructure behavior is necessary to embark on automated problem and incident resolution and to aid in the optimization of business services,” said Glenn O’Donnell, program director at META Group, a leading provider of IT research, advisory services and strategic consulting. “Modeling is creeping beyond capacity planning into more generalized management systems because the information provided is necessary to cope with the evolving complexity of IT services.”

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ: OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:

Margarita Castillo

OPNET Technologies Inc.

240-497-3000

media@opnet.com

www.opnet.com

OPNET Investor Relations:

Joseph W. Kuhn

OPNET Technologies

240-497-3000

ir@opnet.com

www.opnet.com

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